EXHIBIT 99.4

MESCH, CLARK & ROTHSCHILD, P.C.
259 N. Meyer Avenue
Tucson, Arizona 85701
Phone: (520) 624-8886
Fax: (520) 798-1037

By:	Lowell E. Rothschild, #635
38052-1/spb
Trustee/Plan Administrator

UNITED STATES BANKRUPTCY COURT

DISTRICT OF ARIZONA

In re:	)	Chapter 11
	)	No. B-98-02021-PHX-JMM
GATEWAY DATA SCIENCES	)
CORPORATION,	)	NOTICE OF ENTRY OF ORDER
	)	CONFIRMING MODIFIED PLAN
Debtor.	)	OF REORGANIZATION AND
	)	NOTICE OF EFFECTIVE DATE
)

The chapter 11 Trustee/Plan Administrator, Lowell E. Rothschild, hereby gives notice that on December 5, 2002, the Bankruptcy Court entered an Order approving and confirming the modifications to the Trustee/Plan Administrator’s Plan of Reorganization.

The Plan of Reorganization, as modified, became effective as of December 5, 2002.

DATED: December 11th, 2002.

By	/s/Lowell E. Rothschild
Lowell E. Rothschild
Trustee/Plan Administrator